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The Procter & Gamble Company

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Trian Fund Management, L.P.
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Trian Partners, L.P.
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Trian Partners Strategic Fund-C, Ltd.
Nelson Peltz
Peter W. May
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The following article appeared in the online edition of Forbes magazine on September 7, 2017. From time to time, Trian Fund Management, L.P. may distribute this article (containing added highlights for the sake of emphasis) in various communications:

SEPTEMBER 7 • 2017 ONLINE EDITION

LEADERSHIP

The Case For Trian’s Nelson Peltz Joining P&G’s Board

BY ADAM HARTUNG

CONTRIBUTOR

onths ago Trian’s Nelson Peltz began buying Procter & Gamble (P&G) shares. He invested about $3.5 billion, making Trian’s ownership 1.5%. Since then he has been lobbying, unsuccessfully, for a seat on P&G’s board of directors. He has said that although P&G already has 10 outside directors on its 11 member board, adding him would make a tremendous difference increasing P&G’s market valuation. P&G is now the largest company ever to engage in a proxy battle between the existing board and an outside investor.

Today Peltz offered his plan to change P&G, continuing his attack on management, saying that P&G has not sufficiently cut costs, nor has it created growth via innovation - citing no new innovation platform since Swiffer was introduced almost 20 years ago. He attacked the company for selling off brands without returning sufficient funds to shareholders. He believes management’s targets are too low, and it is too easy for managers to make their bonus. He also believes there is a need to hire more managers from outside the company. He informed the company if he were a director he would reorganize the company to make it more streamlined, change the compensation plan, and do a better job of cutting costs.

P&G is dead set against adding Peltz, saying he would disrupt the board, and the company, in negative ways. CNBC.com reported Peltz’s claims the company is spending $100million on the proxy fight to keep him off the board. P&G’s proxy statement puts that sum at $35 million. Either number indicates P&G is spending a lot of money to stop the appointment of Peltz.

The company defended itself, saying leadership has been growing EPS (earnings per share,) making productivity improvements, growing sales organically at 2%/year and returning huge value to shareholders. They accuse Peltz of simply planning a split of the company into 3 parts so each can go public on its own — adding little value to shareholders while damaging the company’s ability to operate.

Unfortunately, P&G’s leadership has pretty much set itself up for this battle. And shareholders may have good reason to add Peltz to the board in hopes of additional change.

P&G’s financial performance has been poor

Firstly, in the last 10 years the value of P&G has risen about 44%. But the S&P 500 has grown by 154.5%. Shareholders would have done better owning the average than owning P&G. Claims about how well P&G have done since the CEO arrived 2 years ago overlook the fact that just prior to his arrival, in November, 2014 P&G shares traded at $90-$93.85/share, which is just about where they are now. So all that’s happened is a recovery to where things were previously, not a great success. Shareholders have a right to be frustrated.

EPS has risen, but that has everything to do with share buybacks rather than earnings growth. EPS has risen about 11%. But since 2nd quarter of 2007 P&G has spent ~$61billion on share repurchases, reducing the number of shares from 3.32billion to 2.74billion, or 17.5%. Rather than growing earnings, leadership has been making the capital structure smaller — and thus EPS has risen while earnings have not. This is actually a program that goes all the way back to 1995, which indicates a long-term approach of focusing on EPS, which are manipulated, rather than earnings.

P&G has favored divestitures and share repurchases over innovation and acquisitions for growth

Meanwhile, P&G’s buyback program has been financed by a dramatic divestiture program, selling off very large businesses to raise cash. Over the last decade major sales included:

•	2009 — selling the P&G pharma business
•	2012 — selling the water filtration business including Pur
•	2012 — selling Pringles (along with several other iconic brands)
•	2014 — selling the dog food business
•	2016 — selling the Duracell battery business
•	2016 — selling the beauty brand business

Management tried in its response to say that innovation was just fine at P&G. But what it cited were line extensions like Tide PODs, GAIN Flings, Pampers Pants,

FORBES

LEADERSHIP

and Oral B power toothbrush. None of these are great new innovations launching significant sales. None are new product platforms for high growth. Rather they are typical sustaining innovations applied to brands that are long in the tooth.

This is typical of the long-term lack of valuable innovation at P&G. Do you recall in 2009 when the company lauded its development of the “P&G Public Toilet Database App?” Not exactly on the top 20 iTunes list. Or do you remember in 2014 when P&G launched its “Basic” line of products, where it literally sold a lessgood quality product hoping to attract a brand-conscious but quality uncaring targeted niche? Peltz is making a good point, that leadership at P&G really has forgotten what good, long-term profit producing innovation is, while succumbing to the strategy of selling major business units (reducing revenue) then using the money to buy back shares rather than investing in future growth.

P&G has not shown it understands how trends are quickly changing its business

Meanwhile, the consumer goods industry is changing dramatically, and it is not clear that P&G’s leadership is really preparing for future changes. P&G still relies heavily on television advertising to sell its products. But that approach had stopped generating profitable growth as far back as 2010. Back then Colgate was holding its market share, and growing revenues, on all its brands that compete with P&G while spending 25% less, and often much less, on advertising.

P&G is still stuck using marketing strategies that have been outdated for almost a decade. Comcast lost 90,000 subscribers in Q2, and the stock lost 7% today when Comcast management alerted investors it expects to lose 150,000 more in Q3. And while viewership is declining, ad pricing is going up, making TV advertising a less effective and more expensive marketing tactic for consumer goods. As P&G brands have fallen further behind competitors in Instagram followers, and lack good social media programs like Wendy’s, Peltz has proposed a substantial increase in digitally savvy marketers.

Simultaneously, distribution is changing dramatically. Once P&G could rely on its product dominance to dictate space usage in grocery stores and discounters. But the rise of e-commerce has dramatically affected these historical distribution channels. Today the fastest growing grocer is Aldi, which eschews brands like P&G’s in favor of its own private label. And after stunting the growth of discounters like WalMart, the leading e-commerce company, Amazon.com, has now purchased Whole Foods. This is leading everyone to expect greater growth in on-line grocery shopping and additional at-home delivery, which undercuts the former strength P&G had in traditional brick-and-mortar stores with warehouse delivery models.

Management bragged of its $3 billion in e-commerce sales, but that is a drop in the bucket. Is P&G ready to compete for sales in future markets where social media is more important than advertising? Where mobile ads have more power than print, TV, radio and traditional internet banners? Where social media groups drive more consumption behavior than company-sponsored social media pages with coupons and use recommendations? Will P&G dominate product volume when it has to rely on Amazon.com and other sites to sell and deliver its products? If people move to daily home deliveries, and less stock-up purchasing what will happen to P&G’s former brand advantage via high numbers of SKUs (stock keeping units) and large packaging options?

This will be an interesting proxy battle. There is no doubt Peltz wants to shake up the board’s behavior, compen-

sation plans, hiring programs, targets and many of the ways management runs the company. Simultaneously, the P&G board believes it is moving in the right direction. Large shareholders are conservative, and don’t like to create problems (P&G’s largest shareholdersare Vanguard, Blackrock, State Street, BofA, Capital World, Trian, Northern Trust — which combined control 24% of P&G stock.)

But this isn’t about a complete change in the board. Its just a vote to add one additional member who is not happy with things the way they are. Will these large shareholders see a need for someone to shake things up, or will they accept current leadership’s claims that things are on the right track? It will be interesting to watch, because Peltz isn’t without some objective concerns about P&G’s future, given its performance the last decade and the amount of change facing the industry.

Learn more about trend planning at Adam-Hartung.com, or connect with me on LinkedIn, Facebook and Twitter.

Adam Hartung

Contributor

I’m an expert on business growth and overcoming organizational obstacles to success. I do keynote speaking at conferences and management meetings, and a workshop leader for companies wanting to find their next growth engine. I am the author of “Create Marketplace Disruption: How to Stay Ahead of the Competition,” a contributing editor for International Journal of Innovation Science and a leadership columnist for CIOMagazine and ComputerWorld. I currently serve as audit chair for 6D Global, and am CEO of Soparfilm Energy E&P company as well as Content Laboratory. I previously headed business development for Pepsico and Dupont, and was a consultant with The Boston Consulting Group. I have a Harvard MBA and live in Chicago.

From the Forbes Contributor Network and not necessarily the opinion of Forbes Media LLC.

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